Issuer Free Writing Prospectus, dated August 6, 2012

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

dated August 6, 2012 and

Registration Statement No. 333-181185

FOR IMMEDIATE RELEASE

August 6, 2012

For more information contact:

Scott Estes (419) 247-2800

Jay Morgan (419) 247-2800

HEALTH CARE REIT ANNOUNCES ITS ANTICIPATED THIRD QUARTER 2012

ACQUISITION PIPELINE OF $925 MILLION

Toledo, Ohio, August 6, 2012…Health Care REIT, Inc. (NYSE:HCN) announced today that, based on acquisitions closed thus far in the third quarter and potential acquisitions for which the company has signed a letter of intent or other customary preliminary documentation, the company anticipates acquiring approximately $925 million of seniors housing and medical office properties in the third quarter of 2012. The company believes that the potential acquisitions will include properties that, collectively, generate approximately 97% of their revenues from private pay sources. The anticipated acquisitions are expected to include approximately $583 million of seniors housing triple-net lease properties, approximately $271 million of seniors housing operating properties where the company is the majority owner and approximately $71 million of medical office properties.

Consistent with the company’s relationship investment strategy, approximately 81% of these potential acquisitions are expected to involve certain of the company’s existing portfolio partners. The aggregate acquisition amount includes approximately $134 million of debt that the company expects to assume at an average interest rate of 5.6%.

All amounts reported in this announcement are preliminary estimates, are subject to downward or upward adjustment, and are subject to change. The company’s anticipated acquisitions are in various stages of development and some or all of the transactions may not be completed on currently anticipated terms, or within currently anticipated timeframes, or at all. The completion of the anticipated acquisitions is subject to the satisfaction of various conditions.

About Health Care REIT, Inc.

Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of seniors housing and health care real estate. The company also provides an extensive array of property management and development services. As of June 30, 2012, the company’s broadly diversified portfolio consisted of 1,010 properties in 46 states and Canada.

Forward-Looking Statements and Risk Factors

This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The company’s expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including the satisfaction of closing conditions to the transactions, including, as applicable, the receipt of health care licenses, regulatory approvals and lender consents; the respective parties performance of their obligations under the transaction agreements; unanticipated difficulties and/or expenditures relating to the transactions; competition within the health care and seniors housing industries; cooperation of joint venture partners; and negative developments in the operating results or financial condition of operators/tenants, including their ability to pay rent. Additional factors are discussed in the company’s Annual Report on Form 10-K and in its other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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The issuer has filed a registration statement (including a base prospectus) and a related preliminary prospectus supplement dated August 6, 2012 with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement, the related preliminary prospectus supplement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, or calling UBS Securities LLC toll-free at 1-888-827-7275.